LAST REVISED FEBRUARY 1, 2005
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                     CODE OF ETHICS FOR PIONEER INVESTMENT
                                MANAGEMENT, INC.
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             CODE OF ETHICS FOR PIONEER INVESTMENT MANAGEMENT, INC.




POLICY
      Pioneer Investment Management, Inc. ("PIM") is committed to maintaining the highest ethical standards in connection with the management of its clients' assets. An important element of our commitment is our philosophy of always putting our clients' interests ahead of our own. Accordingly, as a person subject to this Code of Ethics for Pioneer Investment Management, Inc. (the "Code") you must conduct yourself in such a manner as to avoid any actual or potential conflict of interest with a client of PIM. You must use the knowledge and/or opportunities you gain as a result of your position at PIM in a manner that is consistent with the federal securities laws and PIM's fiduciary obligations to its clients.

      PIM considers personal trading to be a privilege, not a right. When making personal investment decisions, you must exercise extreme care to ensure that the prohibitions of this Code are not violated. Furthermore, you should conduct your personal investing in such a manner that will eliminate the possibility that your time and attention are devoted to your personal investments at the expense of time and attention that should be devoted to your duties at PIM.

      It also bears emphasis that technical compliance with the procedures, prohibitions and limitations of the Code will not automatically insulate you from scrutiny of, or sanctions for, securities transactions.


APPLICABILITY
      This Code applies to:

o        Associates, officers and directors of PIM;

o        Officers and directors of Pioneer Investment Management USA Inc.; and

o Individuals who have access to information about PIM's investment management activities.

      The procedures and restrictions outlined in the Code apply differently based on your position within PIM. It is your responsibility to familiarize yourself with this Code initially and again if you change positions in the future.

      Underlined terms contained in the Code have special meanings. You may review a definition of a term's meaning by referring to "Important Terms" or by simply clicking on the term.


PURPOSE
      PIM has adopted this Code to establish standards of conduct expected of its associates and to address conflicts that arise from personal trading by associates. This Code has been adopted pursuant to the requirements of Rule 204A-1 under the Investment Advisers Act of 1940.


PROCEDURES


CERTIFICATIONS OF RECEIPT AND COMPLIANCE


      INITIAL CERTIFICATION

      You will be required to certify within 10 calendar days of commencement of employment that you have read and understand the Code and recognize that you are subject to the Code. In addition, you will be required to certify that you have read and understand the provisions of the Code if your position within PIM changes or if the Code is amended. Certifications must be submitted to the Compliance Department using the form or system provided by the Compliance Department.


      ANNUAL CERTIFICATION

      On an annual basis, you will be expected to certify that:

o        You have received a copy of the then current Code;

o You have read and understand the Code and recognize that you are subject to the Code's requirements;

o You have reported all personal securities transactions and accounts required to be disclosed pursuant to the requirements of the Code; and

o You have complied with all applicable requirements of the Code.

      This certification must be completed by January 31st of each year.



REPORTING REQUIREMENTS

      You must report the information set forth below to the Compliance Department. Any report provided under this section may contain a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the security to which it relates.

      HOLDINGS REPORTS


      Initial holdings report
      You must disclose to the Compliance Department all of your employee related accounts and all reportable securities beneficially owned by you, whether or not they are held in an employee related account, within 10 calendar days of becoming an access person. If the 10th day falls on a weekend or a holiday, the report is due on the business day immediately preceding this deadline.

      Initial holdings reports must be submitted using the form provided by the Compliance Department and must contain information that is current as of a date no more than 45 calendar days prior to becoming an access person.

      If you become the beneficial owner of another person's securities (e.g., by marriage to the owner of the securities), then transactions in those securities also become subject to the pre- clearance requirements. You must also report your beneficial ownership of these securities within 10 calendar days of your knowledge of their existence. Additionally, any changes to the registration of a security (i.e. transfers from one account into another) must be reported to the Compliance Department within 10 calendar days of your knowledge of the change.


      Annual holdings report
      On an annual basis, you are required to report to the Compliance Department all of your employee related accounts and all reportable securities beneficially owned by you, whether or not they are held in an employee related account. The annual holdings report must be submitted to the Compliance Department by January 31 of each year and must contain information that is current as of December 31 of the prior year. If January 31 falls on a weekend, the report is due by the close of business on the preceding Friday.


      TRANSACTION REPORTS


      U.S. access persons
      Access persons employed by PIM or one of its U.S. based affiliates must direct their brokers to provide duplicate copies of confirmations of transactions in reportable securities and duplicate copies of all periodic statements related to their employee related account(s) to the following address:

                       Pioneer Investment Management, Inc.
                              Compliance Department
                                 60 State Street
                           Boston, Massachusetts 02109

      Such instructions must be made promptly upon becoming an access person and as new accounts are established, but no later than 10 calendar days after the end of a calendar quarter in which such account was established.

      If you are unable to arrange for duplicate copies of confirmations and periodic account statements to be sent to PIM in a timely manner, you must immediately notify the Compliance Department and request an exemption from the requirement to provide confirmations and periodic account statements. If the Compliance Department grants the request, you must submit a report on the form provided by the Compliance Department within 30 calendar days following the end of a calendar quarter in which a transaction occurs.

      You must report any securities transactions that would not be reported on a brokerage or other account statement within 30 calendar days of the end of a calendar quarter in which a transaction occurs using the form provided by the Compliance Department.

      For shares of reportable funds held directly with the Funds or through PIM's Savings and Investment Plan, Retirement Benefit Plan, Mandatory Bonus Deferral Plan or Voluntary Bonus Deferral Plan, the Compliance Department will arrange for duplicate copies of all periodic statements to be provided to the Compliance Department. For shares of a reportable fund held in any other type of account, you must direct brokers to provide duplicate copies of confirmations and duplicate copies of all periodic statements related to your account to the address listed above.


      Non-U.S. access persons
      Access persons employed by a non-U.S. based affiliate of PIM must report their personal securities transactions to PIM's Compliance Department within 30 calendar days after the close of each calendar quarter using the form provided by the Compliance Department. Quarterly transaction reports must list all accounts opened and all transactions executed during the quarter. You must submit quarterly transaction reports even though you did not enter into any transactions or open any accounts during the quarter.


      EXCEPTIONS TO REPORTING REQUIREMENTS

      You do not need to report:

o Transactions in securities or instruments that are not reportable securities;

o        Transactions effected pursuant to an automatic investment plan; and

o Securities held in accounts over which the access person or investment person has no influence or control, which includes an account managed for an access person or investment person on a discretionary basis by someone else.

      To rely on the third exception listed above, you must arrange for your broker or adviser to submit a discretionary authorization letter to the Compliance Department.

      Note, you must report exchanges, transfers, or investment option changes within a retirement plan including a Pioneer retirement plan.



PRE-CLEARANCE REQUIREMENTS

      One of the most important objectives of this Code is to prevent you from making personal trades on the basis of information about securities transactions made for PIM's clients. Trading on such information for personal benefit constitutes a violation of this Code. To reduce the possibility of a conflict with a client transaction, except as otherwise permitted by this Code, access persons must pre-clear all personal transactions in reportable securities.

      By seeking pre-clearance, you will be deemed to be advising PIM that you:

o Do not possess any material, nonpublic information relating to the security;

o Are not using knowledge of any proposed trade or investment program relating to our clients for personal benefit;

o Believe the proposed trade is available to any market participant on the same terms; and

o Will provide any other relevant information requested by the Compliance Department.

      Pre-clearance approvals are invalid if you discover that the information provided at the time the transaction was approved is no longer accurate. You may not seek to pre-clear any transaction which, if completed, would violate this Code.


      PRE-APPROVED TRANSACTIONS

      The Compliance Department has pre-approved the following transactions:

o        Transactions in sovereign debt of foreign governments;

o Transactions in non-U.S. mutual funds or UCITS that are similar in structure to open-end U.S. mutual funds; and

o Transactions in reportable securities involving the lesser of 100 shares or US$10,000 (or its non-U.S. equivalent) of an issuer with a market capitalization of US$3 billion or greater.

      The third exemption is available only if you had no prior knowledge of activity in such security by any client. This exemption does not apply to transactions in shares of reportable funds. Multiple transactions in a single day of a single security will be aggregated for purposes of this exemption.

      Although the above-mentioned transactions will automatically be approved, you must still enter a pre-clearance request in iTrade(R) on trade date for record keeping purposes. Failure to submit a pre-clearance request for reporting purposes will be considered a violation of the Code.


      EXCEPTIONS TO PRE-CLEARANCE REQUIREMENTS

      The following transactions do not require pre-clearance and do not need to be reported on trade date:

o        Transactions in a pre-approved non-discretionary account;

o Involuntary purchases or sales of securities (e.g., an in-the-money option that is automatically exercised by a broker or the issuer of the shares; a security that is called away as a result of an exercise of an option; or a security that is sold by a broker, without your consultation, to meet a margin call not met by you);

o        Transactions effected pursuant to an automatic investment plan;

o Rights offerings (i.e., purchases of securities effected upon the exercise of rights issued by an issuer proportionately to all holders of a class of its securities, to the extent such rights were acquired by associates from the issuer, and sales of such rights so acquired);

o Tender offers (i.e., tenders of securities pursuant to tender offers that are expressly conditioned on the tender offeror's acquisition of all of the securities of the same class). This exemption does not apply to tenders of securities pursuant to any other tender offer;

o        Transactions in securities that are not reportable securities;

o        The acquisition of securities through inheritance; and

o        The giving or receipt of a security as a gift.

      Note, you must pre-clear exchanges, transfers, or investment option changes within a retirement plan.

      HOW DO I PRE-CLEAR TRANSACTIONS?


      Procedures for obtaining pre-clearance for all securities transactions other than private placements Requests for pre-clearance of securities transactions other than private placements must be made using iTrade(R), which is available on Navigator.

      If iTrade is not available, requests may be made in writing, or by electronic mail. All requests must include the name of the security, a definitive security identifier (e.g., CUSIP, ticker, or SEDOL), the number of shares or amount of bond involved, and the nature of the transaction, i.e., whether the transaction is a purchase, sale, short sale, or buy to cover. Responses to all requests will be made by iTrade or the Compliance Department, documenting the request and whether or not pre-clearance has been granted. The Compliance Department maintains a record of all approval and denials.

      Requests will normally be processed on the same day; however, additional time may be required to pre-clear certain securities transactions.

      For U.S. access persons and investment persons, all approved transactions must be executed by 4:00 p.m. Eastern time on the day the approval is granted. For non-U.S. access persons and investment persons, all approved transactions must be executed by the end of the business day in your time zone on the day in which you RECEIVE the approval. If you decide not to execute the transaction during the pre-clearance period, or the entire trade is not executed, you must request pre-clearance again at such time as you decide to execute or complete the trade. You may not place any "good until canceled" or "limit" order with any broker other than a limit order that is good for that day only.

      For pre-clearance purposes, derivative transactions are treated as transactions in the underlying security.


      Procedures for obtaining pre-clearance for private placements

      You must obtain prior written approval from the Compliance Department before purchasing or selling a security in a private placement. In considering whether to approve a transaction in a private placement, the Compliance Department will consult with the Director of Portfolio Management US and will take into account whether the investment opportunity should be reserved for a client and whether the opportunity is being offered to you by virtue of your position with, or relationship to, a client. If you are an investment person and have been authorized to acquire securities in a private placement, you should be aware that this information will be disclosed to the Director of Portfolio Management US. In such circumstances, a client's decision to purchase securities of the issuer will be subject to an independent review by appropriate personnel with no personal interest in the issuer.



PERMITTED BROKERAGE ACCOUNTS

      Access persons that begin their employment with PIM after March 1, 2005, will be required to hold their personal trading accounts with one of the following brokerage firms:

o        Schwab Capital Markets

o        Merrill Lynch

o        Fidelity Brokerage

o        TD Waterhouse Discount Brokerage

o        E*Trade Financial

o        Ameritrade, Inc.

o        Smith Barney Citigroup

o        UBS Financial Services, Inc.

o        Morgan Stanley

      New associates will have 90 days from their date of hire to transfer their existing accounts to a broker at one of the above brokerage firms.

      If your employment with PIM began before March 1, 2005, you will be allowed to continue to hold your accounts with brokerage firms other than those named above. However, if you hold an account with a firm other than the above firm, and seeks to move your account(s) to another firm, then you must use one of the above firms.

      The restriction on brokerage accounts does not apply to non-discretionary accounts or accounts that are not capable of holding reportable securities.

      Upon opening an account, you are required to disclose the account to the Compliance Department. You must also agree to allow the broker-dealer to provide the Compliance Department with electronic reports of employee related accounts and transactions executed therein and to allow the Compliance Department to access all account information.

      You are required to receive approval from the Compliance Department to maintain an employee related account with broker-dealers other than those on the list. Permission to open or maintain employee related accounts with a broker-dealer other than those on the list of approved brokers will not be granted or may be revoked if transactions are not reported as described above.



RESTRICTIONS ON PERSONAL INVESTMENTS

      The following restrictions apply equally to the covered transactions and to instruments related to the covered transaction. A related instrument is any security or instrument issued by the same entity as the issuer of the covered transaction, including options, rights, warrants, preferred stock, bonds and other obligations of that issuer or instruments otherwise convertible into securities of that issuer.

      The restrictions and blackout periods listed below are designed to avoid conflict with our clients' interests. However, patterns of trading that meet the letter of the restrictions but are intended to circumvent the restrictions are prohibited. It is expected that you will comply with the restrictions below in good faith and conduct their personal securities transactions in keeping with the intended purpose of this code.


      ENGAGE IN ACTIVITIES FOR PERSONAL BENEFIT

      You may not induce or cause a client to take action, or to fail to take action, when you intend for such action to benefit you personally rather than primarily the client. For example, you would violate this Code by causing a client to purchase or refrain from selling a security you owned for the purpose of supporting or increasing the price of that security.

      PROFIT FROM KNOWLEDGE OF CLIENT TRANSACTIONS

      You may not use your knowledge of client transactions to profit by the market effect of such transactions. This means that you may not purchase or sell a security when you knew, or should have known, that the security was being considered for any client. For example:

o You may not front-run any trade of a client (i.e., you may not knowingly trade before a contemplated transaction by a client). You could be deemed to be front-running if you:

o Purchase a security while knowing that PIM intended to purchase that security for a client; or

o Sell a security while knowing that PIM intended to sell that security for a client.

o You cannot purchase a security (or its economic equivalent) with the intention of recommending that the security be purchased for a client, or sell short a security (or its economic equivalent) with the intention of recommending that the security be sold for a client.

o        You cannot:

o Buy a security if you know that PIM is buying the same or a related security for a client at the same time;

o Sell a security if you know that PIM is selling the same or a related security for a client at the same time; or

o Transact in securities of any issuer for which you possess material nonpublic information.


      INTENTIONALLY EVADE THE PROSPECTUS REQUIREMENTS OF REPORTABLE FUNDS

      All transactions in shares of a reportable fund must be consistent with the prospectus requirements applicable to the fund.


      TRADING RESTRICTIONS

      You may not:

o        Transact in reportable securities without pre-clearance.

o        Purchase securities in an initial public offering.

o Sell short any security where a client holds a long position in the same security or where such client otherwise maintains a position in which the client would directly benefit from an increase in the value of the security. Subject to pre-clearance, you may engage in short sales, options and margin transactions; however, if you engage in such transactions, you should recognize the danger of being "frozen" or subject to a forced close out because of the general restrictions that apply to personal transactions as noted above. These types of activities are risky not only because of the nature of the transactions, but also because action necessary to close out a position may become prohibited under the Code while the position remains open. For example, you may not be able to close out short sales and transactions in derivatives. In specific cases of hardship, an exception may be requested of the CCO with respect to an otherwise "frozen" transaction.

o Fail to disclose personal interests in recommended securities. You may not recommend any securities transaction for a client without disclosing in advance any interest that you or any member of your immediate family has in such security or the issuer thereof to the Director of Portfolio Management US or the person expected to act on such recommendation. You may not participate in the decision to purchase and sell securities of such issuer for a client. Factors that should be disclosed include, but are not limited to:

o        Your beneficial ownership of any securities of such issuer;


o        Any contemplated transaction by you in such securities;

o Any position with such issuer or its affiliates held by you or any member of your immediate family; and

o Any present or proposed business relationship (including employment) between such issuer or its affiliates and you or any member of your immediate family or any party in which you or any member of your immediate family have a significant interest.

o        Participate in investment clubs.

o Profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days.

o Manage discretionary accounts of persons outside of your immediate family. You may not exercise investment discretion over accounts in which you have no beneficial interest. If you wish to apply for a waiver, you must contact the Compliance Department.


      BLACKOUT DATES FOR TRADING

      Except for pre-cleared transactions:

o Investment persons may not buy or sell a security within seven calendar days before or after a client trades in that security. You will not be deemed to have violated this restriction if your trade occurs within the seven-day period prior to the client trade, you did not know and had no reason to believe that a trade for a client in such security was being considered and your transaction was pre-cleared.

o Access persons may not buy or sell a security on the same day a client trades in that security.


      EXCESSIVE TRADING

      You are discouraged from trading excessively. PIM strongly discourages high levels of personal trading activity and may monitor such activity. If we determine that you have engaged in a pattern of excessive trading, we may place restrictions on your personal trading or take other disciplinary action.



ADMINISTRATION AND ENFORCEMENT

      The Compliance Department is charged with oversight and interpretation of the Code in a manner considered fair and equitable, in all cases placing PIM's clients' interests first.

      The Compliance Department will inform you if you are considered an access person under the Code. PIM shall use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code.

      A copy of the Code is available on Navigator. Likewise, any amendments to the Code will be posted on Navigator promptly after they become available. Associates will be given notice of all changes to, or restatements of, the Code.

      Acknowledgement of, and compliance with, the Code is a condition of employment with PIM. The Code does not create any obligations to any person or entity other than PIM. The Code is not a promise or contract, and it may be modified at any time. PIM retains the discretion to decide whether the Code applies to a specific situation, and how it should be interpreted.


      REVIEW

      The Compliance Department will review on a regular basis the reports filed pursuant to the Code. In this regard, the Compliance Department will give special attention to evidence, if any, of potential violations of the antifraud provisions of the federal securities laws or the procedural requirements or ethical standards set forth in the Code.


      REPORTING VIOLATIONS OF THE CODE

      PIM relies upon you to report promptly any conduct you believe to be a violation of the Code. You must report violations or suspected violations of the Code to the CCO. All such reports or inquiries will be subject to investigation.

      PIM will not tolerate any form of retaliation against an associate who lodges a good faith report of a violation or suspected violation or cooperates in an investigation. Where retaliation is found to have occurred, the offending party will be subject to disciplinary action, up to and including termination of employment. PIM also reserves the right to take corrective action against an associate if, upon investigation, it determines that the associate was dishonest or malicious in making the report or providing information to investigators.

      In conducting an investigation, PIM will attempt to keep the identities of the associate reporting the suspected violation and of witnesses confidential. Where this is not possible, information will be disclosed only as necessary to conduct the investigation and to permit members of management to ensure the efficiency and security of PIM's business activities. Where a report involves a violation of a law or regulation, PIM may also be obligated to make certain information available to clients or former clients, the Securities and Exchange Commission or to other authorities.


      VIOLATIONS AND SANCTIONS

      Compliance with the Code is expected and violations of its provisions are taken seriously. You must recognize that the Code is a condition of employment with PIM and a serious violation of the Code or related policies may result in termination of your employment. Since many provisions of the Code also reflect provisions of the U.S. Securities laws, you should be aware that violations could also lead to regulatory enforcement action resulting in suspension or expulsion from the securities business, fines and penalties, and imprisonment.

      Federal law requires that the Code must not only be adopted, but must be enforced with reasonable diligence. The Compliance Department will keep records of any violation of the Code and of the actions taken as a result of such violations.

      Sanctions
      Violations of this Code will result in the imposition of the following sanctions:


       ------------------------------------------------------------ ----------------------------------
       Violation                                                    Sanction
       ------------------------------------------------------------ ----------------------------------
       ------------------------------------------------------------ ----------------------------------
       Failure to pre-clear - 1st time                              Warning
       ------------------------------------------------------------ ----------------------------------
       ------------------------------------------------------------ ----------------------------------
       Failure to pre-clear - 2nd time                              Disgorgement
       ------------------------------------------------------------ ----------------------------------
       ------------------------------------------------------------ ----------------------------------
       Failure to pre-clear - 3rd time                              Disgorgement, fine, and three
                                                                    month suspension of personal
                                                                    trading privileges
       ------------------------------------------------------------ ----------------------------------
       ------------------------------------------------------------ ----------------------------------
       Failure to report - 1st time                                 Suspension of personal trading
                                                                    privileges until in compliance
                                                                    with requirements
       ------------------------------------------------------------ ----------------------------------
       ------------------------------------------------------------ ----------------------------------
       Failure to report - 2nd time                                 Fine and three month suspension
                                                                    of personal trading privileges
       ------------------------------------------------------------ ----------------------------------
       ------------------------------------------------------------ ----------------------------------
       Failure to report - 3rd time                                 Fine and six month suspension of
                                                                    personal trading privileges
       ------------------------------------------------------------ ----------------------------------


      For purposes of the sanctions contained in the table set forth above:

o Disgorgement means an instruction (a) to reverse the trade(s) at issue, if associates purchased a security, and (b) to pay to PIM any profit realized or the difference between the value of the security on the date of the violation and the closing price of the security on the date we receive notification of the transaction.

o Fine means US$250 in the case of an access person and US$1,000 in the case of an investment person.


      Disgorged amounts and fines are to be paid to PIM. PIM will, in turn, make a contribution in the same amount to a charity of its choosing.

      PIM does not impose sanctions for violations of the Code that resulted from an investment person transacting in a security within the seven-day period before a client traded in the security if the investment person establishes that he/she did not know, and had no reason to believe, that PIM intended to buy or sell the security for a client and the investment person pre-cleared the trade.

      PIM reserves the right, depending on the nature of a particular violation, or pattern of violations, to impose more severe penalties than those described above. Additional sanctions will depend upon the nature of the violation and may include, but are not limited to, terminating or suspending your employment. In deciding whether to impose an additional sanction, PIM may take into account any factors that it determines to be appropriate in imposing sanctions, which may include, but are not limited to, your history of compliance, the nature of the violation, whether the violation was intentional or inadvertent and any harm suffered by a client. Violations of this Code also may result in criminal prosecution or civil action. Violations will be removed from your record after a period of five years from the date of the violation.


      HARDSHIP EXEMPTIONS

      In cases of hardship, the CCO can grant exemptions from the restrictions in the Code. The decision will be based on a determination that a hardship exists and that the transaction for which an exemption is requested would not result in a conflict with our clients' interests or violate any other policy embodied in this Code. Other factors that may be considered include: the size and holding period of your position in the security, the market capitalization of the issuer, the liquidity of the security, the amount and timing of client trading in the same or a related security, and other relevant factors.

      If you are seeking an exemption you should submit a written request to the CCO, setting forth the nature of the hardship along with any pertinent facts and reasons why you believe the exemption should be granted. You are cautioned that exemptions are intended to be exceptions, and repetitive requests for exemptions are not likely to be granted.

      Records of the approval of exemptions and the reasons for granting exemptions will be maintained by the Compliance Department.


      APPEALS

      If you believe you have been mistreated by any action rendered with respect to a violation of the Code or a waiver request, you may appeal the determination by providing the Compliance Department with a written explanation within 30 calendar days of being informed of such determination. If appropriate, the Compliance Department will arrange for a review by senior management and will advise you whether the action will be imposed, modified or withdrawn.


      REPORTING TO THE MANAGEMENT COMMITTEE

      Once a year, the CCO will prepare a report for the Board of Directors of PIM and the Management Committee of Pioneer Investment Management USA Inc. that will:

o Summarize current procedures under the Code and changes to those procedures since the prior report;

o Describe any issues arising under the Code since the last report to the Board or the Management Committee, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and

o     Discuss any recommended changes to the Code.


INSIDER TRADING
      In addition to the requirements of this Code, all associates of PIM are subject to PIM's policies and procedures regarding Insider Trading. PIM's Insider Trading policies and procedures prohibit associates from buying or selling any security while in possession of material nonpublic information about the issuer of the security. The policy also prohibits associates from communicating to third parties any material nonpublic information about any security or issuer of securities. Any violation of PIM's policies and procedures on Insider Trading that adversely affects a client shall be deemed to be a violation of this Code.


CONFIDENTIALITY
      Normally, PIM will keep all information obtained under this Code in strict confidence; however, violations will be reported to senior management and PIM may report information to third parties under certain circumstances. For example, PIM may make reports of securities transactions and violations of this Code available to clients or former clients, the SEC or any other regulatory or self-regulatory organization to the extent required by law or regulation, or to other civil or criminal authorities if PIM considers it to be necessary or advisable.

INTERPRETATION
      PIM may, from time to time, adopt such interpretations of this Code as PIM deems appropriate.


QUESTIONS AND EDUCATIONAL MATERIALS
      You are encouraged to bring to the Compliance Department any questions you may have about interpreting or complying with this Code, about securities accounts or personal trading activities of associates or your family or household members, about your legal or ethical responsibilities, or about similar matters that may involve this Code. U.S associates of PIM should contact Libby Liebig or Leah Rumbaua with any questions. Associates of Pioneer Investment Management Limited should contact Leo Coyne.

      The Compliance Department may from time to time circulate educational materials or bulletins designed to assist you in understanding and carrying out your duties under this Code.

IMPORTANT TERMS

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       Term                    Definition
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       Access person           You are an "access person" if you:


                               o        Are an officer or director of PIM
                                        or Pioneer Investment Management
                                        USA Inc.;

                               o        Have access to information concerning the purchase or sale of a security by PIM for its clients;

                               o        Have access to information regarding recommendations of
                                        securities to client;

                               o        Have access to information regarding the holdings of any
                                        reportable fund; or

                               o        Are an investment person

                               Examples of "access to information" would include having access to trading systems (e.g., CRD or PMA), portfolio accounting systems (e.g., MFact), research databases or settlement information.
                               Access persons typically include associates in the following departments:

                               o        Fund accounting;

                               o        Investment operations;

                               o        Information services & technology;

                               o        Product management; and

                               o        Legal and compliance.


       ----------------------- --------------------------------------------------------------------------
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       Associate               Associate means an employee.
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       Automatic investment    Automatic investment plan means a program in which
       plan                    regular periodic plan purchases (or withdrawals) are made automatically in (or from)investment accounts in accordance with a
                               predetermined schedule and allocation. An
                               automatic investment plan includes a dividend
                               reinvestment plan.
       ----------------------- --------------------------------------------------------------------------
       ----------------------- --------------------------------------------------------------------------
       Beneficial ownership    Beneficial ownership is interpreted in
                               the same manner as it would be under Rule
                               16a-1(a)(2) of The Securities Exchange Act of
                               1934 (the "Exchange Act") determining whether a
                               person is the beneficial owner of a security for
                               purposes of section 16 of the Exchange Act and
                               the rules and regulations thereunder.

                               Generally, you have beneficial ownership in a security if you have the opportunity directly or indirectly to receive or share in any profit derived from a transaction in the security, whether or not the security or the relevant account is in your name or is held in an ordinary


      Beneficial ownership     brokerage or retirement plan account.  The ultimate determination of
      (con't)                  whether you have beneficial ownership in a security or an account depends on the facts of your particular case. Key
                               factors you should consider are your ability to
                               benefit from the proceeds of the security, and
                               the degree to which you exercise control over the
                               security.

                               You are generally presumed to be the beneficial owner of:

                               o        Securities held by members of your immediate family sharing your household;

                               o        An interest in securities held by a
                                        trust, which may include a trustee
                                        with investment control and, in
                                        some cases, beneficiaries;

                               o        Your proportionate interest in securities held by a
                                        partnership, corporation or similar entity under your
                                        control;

                               o        Securities held by an unmarried
                                        person with whom you share your
                                        household and combine your
                                        financial resources in a manner
                                        similar to that of married persons;
                                        and

                               o        Securities you have a right to
                                        acquire through the exercise or
                                        conversion of a "derivative
                                        security."
       ----------------------- --------------------------------------------------------------------------
       ----------------------- --------------------------------------------------------------------------
       CCO                     Chief Compliance Officer of Pioneer Investment Management, Inc.
       ----------------------- --------------------------------------------------------------------------
       ----------------------- --------------------------------------------------------------------------
       Employee related        An employee related account is an account in which
       account                 securities are held account for your benefit. It includes, but is not limited to:

                               o        Your own accounts and accounts "beneficially owned" by you;

                               o        Your spouse's/domestic partner's accounts and the accounts of any members of your immediate family sharing your
                                        household;

                               o        Accounts in which you, your
                                        spouse/domestic partner, or members
                                        of your immediate family sharing
                                        your household have a beneficial
                                        interest (i.e., share in the
                                        profits even if there is no
                                        influence on voting or disposition
                                        of the shares); and

                               o        Accounts (including corporate
                                        accounts and trust accounts) over
                                        which you, your spouse/domestic
                                        partner or other members of your
                                        immediate family sharing your
                                        household exercise investment
                                        discretion or direct or indirect
                                        influence or control.


       ----------------------- --------------------------------------------------------------------------
       ----------------------- --------------------------------------------------------------------------
       Immediate family        Any child, stepchild, grandchild, parent,
                               stepparent, grandparent, spouse, sibling,
                               mother-in-law, father-in-law, son-in-law,
                               daughter-in-law, brother-in-law, or
                               sister-in-law, including adoptive relationships.
       ----------------------- --------------------------------------------------------------------------
       ----------------------- --------------------------------------------------------------------------
       Investment persons      You are an "investment person" if you:



       Investment persons      o Are involved in making securities recommendations to clients; or
       (con't)
                               o Are a portfolio management, research or trading associate.
       ----------------------- --------------------------------------------------------------------------
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       Private placement       An offering of securities that is
                               exempt from registration pursuant to Section 4(2)
                               or Section 4(6) or pursuant to Rules 504, 505 or
                               506 under the Securities Act of 1933 and other
                               similar non-U.S. securities. Private placements
                               include, but are not limited to, private equity
                               partnerships, hedge funds, limited partnerships
                               and venture capital funds.
       ----------------------- --------------------------------------------------------------------------
       ----------------------- --------------------------------------------------------------------------
       Reportable fund         A reportable fund is any open-end US mutual
                               fund advised or sub-advised by PIM or Oak Ridge
                               Investments LLC ("Oak Ridge") or distributed by
                               PFD (e.g., the Pioneer Funds). Such funds
                               generally include the Pioneer Funds, Pioneer's
                               VCT Portfolios, and any funds for which Pioneer
                               serves as subadviser. Please contact the
                               Compliance Department for a complete list of
                               reportable funds.
       ----------------------- --------------------------------------------------------------------------
       ----------------------- --------------------------------------------------------------------------
       Reportable security     Reportable security means a security as
                               defined by section 2(a)(36) of the Investment
                               Company Act of 1940. The term "reportable
                               security" is very broad and includes stocks,
                               bonds, and other instruments you might not
                               ordinarily think of as securities, such as:

                               o        All kinds of limited partnerships;

                               o        Private investment funds, hedge funds and investment clubs;

                               o        Foreign unit trusts and investment funds;

                               o        Options on securities;

                               o        Shares in reportable funds, which are registered investment companies advised or sub-advised by PIM or Oak Ridge or
                                        distributed by PFD (e.g., the Pioneer Funds); and

                               o        Closed-end funds.

                               Reportable securities do not include:

                               o        Direct obligations of the government of the United States (note that securities issued by agencies or instrumentalities of the U.S. government (e.g., GNMA obligations), municipal
                                        obligations and obligations of other governments are
                                        reportable securities);

                               o        Bankers' acceptances;

                               o        Bank certificates of deposit;

                               o        Commercial paper;

                               o        High quality short-term debt instruments, including repurchase agreements; and

                               o        Shares of open-end investment
                                        companies registered under the
                                        Investment Company Act of 1940, as
                                        amended, other than reportable
                                        funds.
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